Issuer Free Writing Prospectus

dated June 9, 2014

(To Preliminary Prospectus dated June 9, 2014)

Filed Pursuant to Rule 433 Registration Statement No. 333-196614

Bauer Performance Sports Announces Public Offering and New Listing on New York Stock Exchange

Company to change its name to “Performance Sports Group Ltd.” to align with business growth and platform expansion

EXETER, N.H. — (Marketwired) — June 9, 2014 — Bauer Performance Sports Ltd. (TSX: BAU) (the “Company”), a leading developer and manufacturer of high performance sports equipment and apparel, announced today that it is pursuing an underwritten public offering of its common shares in the United States and Canada for estimated gross proceeds of approximately US$110 million (base offering size). The Company has filed a registration statement on Form F-10 with the U.S. Securities and Exchange Commission (SEC) under the Multi-Jurisdiction Disclosure System (MJDS) and a preliminary short form base PREP prospectus with securities regulatory authorities in each of the provinces of Canada. The Company has applied to list its common shares on the New York Stock Exchange (NYSE), as well as on the Toronto Stock Exchange (TSX), subject to customary listing conditions.

The Company also announced today its intention to change its name to “Performance Sports Group Ltd.”, which better reflects the growth of the Company with its recent strategic acquisitions and expansion into new high performance sports. In connection with this name change, the Company’s stock symbol will change from “BAU” to “PSG” on the Toronto Stock Exchange and trading on the NYSE will commence on Friday, June 20, 2014 under the symbol “PSG”. The effective date of the name change will occur on Tuesday, June 17, 2014, and it is expected that trading of common shares on the TSX will commence under the new name in approximately two business days of such effective date.

“The success of Bauer Performance Sports over the last several years, driven by significant market share growth in hockey and the expansion of our platform into new sports and apparel, has elevated our Company to new levels as we look to broaden our shareholder base with an NYSE listing,” said Kevin Davis, President and CEO of the Company.  “With the No. 1 brands in ice hockey, roller hockey, baseball and softball, as well as a growing lacrosse business, the new name Performance Sports Group better defines our market leadership in high performance sports equipment, our more diversified business and our ability to continue to pursue strategic acquisitions across the industry.”

The Company’s brands, including BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON, will not change as a result of the public company name change and will continue to be consumer-facing brands in their respective sports.

The net proceeds of the proposed offering will be used to reduce leverage and repay a portion of the Company’s term loan facility which was used to finance its recent acquisition of Easton Baseball/Softball. Morgan Stanley, Bank of America Merrill Lynch and RBC Capital Markets will act as joint bookrunners for the proposed offering. The Company expects to grant the underwriters participating in the offering a 30-day option to purchase up to an additional 15 percent of the number of common shares sold pursuant to the base offering to cover over-allotments, if any, and for market stabilization purposes. The actual number of common shares to be issued and the price of each common share will be determined in the context of the market at the time of pricing. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates but such registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. The securities described herein may not be sold nor may offers to buy be accepted prior to the time at which the registration statement becomes effective and the Company files the final short form base PREP prospectus.

Copies of the preliminary short form base PREP prospectus will be available once a receipt has been obtained therefore at www.sedar.com and a copy of the written prospectus meeting the requirements of Section 10 of the Securities Act will be available at www.sec.gov, respectively, and may be obtained upon request by contacting Morgan Stanley at Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com, Bank of America Merrill Lynch at 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or by email at dg.prospectus_requests@baml.com, and RBC Capital Markets at RBC Capital Markets, Attention: Distribution Centre, 277 Front St. W., 5th Floor, Toronto, Ontario M5V 2X4, or by email at distribution@rbccm.com.

About Bauer Performance Sports Ltd.

Bauer Performance Sports Ltd. (TSX: BAU) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel. The Company has the most recognized and strongest brands in ice hockey, roller hockey, baseball and softball, and holds top market share positions in these sports. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. The Company is focused on building its leadership position by growing market share in all product categories and pursuing strategic acquisitions.

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of applicable securities laws, including with respect to our anticipated public offering, the size of the offering, the pricing of the offering, the listing of the common shares on the NYSE and the TSX, the use of proceeds and the benefits of the offering. Forward-looking statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. The words “may”, “will”, “would”, “should”, “could”, “expects”, “plans”, “intends”, “trends”, “indications”, “anticipates”, “believes”, “estimates”, “predicts”, “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements.

Forward-looking statements, by their nature, are based on assumptions, including those described herein and are subject to important risks and uncertainties. Many factors could cause the Company’s actual results to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors: inability to maintain and enhance brands; inability to introduce new and innovative products; intense competition in the sporting equipment and apparel industries; inability to introduce technical innovation; inability to ensure third-party suppliers will meet quality and regulatory standards; inability to own, enforce, defend and protect worldwide intellectual property rights; seasonal fluctuations in the demand for our products resulting from adverse weather or other conditions; decrease in ice hockey, baseball and softball, roller hockey or lacrosse participation rates; adverse publicity related to or reduced popularity of the professional or amateur leagues in sports in which our products are used; reliance on third-party suppliers and manufacturers; disruption of distribution chain or loss of significant customers or suppliers; cost of raw materials, shipping costs and other cost pressures;  risks associated with doing business abroad; inability to accurately forecast demand for products; insufficient sell through of our products at retail; inventory shrinkage or excess inventory; product liability claims and product recalls; changes in compliance standards of testing and athletic governing bodies; departure of senior executives or other key personnel; litigation, including certain class action lawsuits; employment or union-related disputes; restrictive covenants in the Company’s credit facilities; inability to generate sufficient cash to service all the Company’s indebtedness; inability to successfully integrate new acquisitions, inability to realize growth opportunities or cost synergies that are anticipated to result from new acquisitions; possibility that historical and pro forma combined financial information may not be representative of our results as a combined company; inability to continue making strategic acquisitions; no public market for our common shares in the United States; volatility in the market price for common shares; fluctuations in the value of certain foreign currencies, including the Canadian dollar, Chinese renminbi, euro, Swedish krona, Taiwanese new dollar and Thai baht in relation to the U.S. dollar; inability to manage foreign derivative instruments; general adverse economic and market conditions, as well as the factors identified in the “Risk Factors” section of the preliminary prospectus.

Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Company Contact:

Amir Rosenthal

Chief Financial Officer

Tel 1-603-610-5802

investors@bauerperformancesports.com

Investor Relations:

Liolios Group Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BAU@liolios.com

Media Contact:

Tory Mazzola

Global Communications Manager

Tel 1-603-430-2111

media@bauerperformancesports.com